PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated July 10, 1997)             Registration No. 333-30199


                            DATA GENERAL CORPORATION

                 $212,750,000 Principal Amount of 6% Convertible
                           Subordinated Notes due 2004
                    (Interest payable May 15 and November 15)


                        8,122,089 Shares of Common Stock

     This document supplements the Prospectus dated July 10, 1997 relating to(i) $212,750,000 aggregate principal amount of 6% Convertible Subordinated Notes2004 (the "Notes") of Data General Corporation, a Delaware corporation (the "Company"), and (ii) 8,122,089 shares of common stock, par value $.01 per share,(the "Common Stock") of the Company which are initially issuable upon conversion the Notes plus such additional indeterminate number of shares of Common Stock may become issuable upon conversion of the Notes as a result of adjustments the conversion price (the "Shares"). The N otes and the Shares are being for the account of the holders thereof. The Notes were initially from the Company by Morgan Stanley & Co. Incorporated and Dillon, Read & Co., Inc in May 1997 in connection with a private offering. This Prospectus is incorporated by reference into the Prosp ectus, and all terms used shall have the meaning assigned to them in the Prospectus. On6, 1998 the last sale price of the Common Stock of the Company on the York Stock Exchange was $17 3/16. The Common Stock of the Company is traded the symbol "DGN."

     Selling Securityholder:      Merrill Lynch Pierce Fenner & Smith Inc.
                                  101 Hudson St, 10th Floor
                                  CICG Support/Reorg Dept
                                  Jersey City, NJ  07302-3997


     Securities Being Sold:       $ 1,590,000.00 aggregate principal amount
                                                 of 6% Convertible
                                                 Subordinated Notes due 2004

         As of February 6, 1998, and prior to giving effect to the sale of the being offered by the Selling Securityholder hereby, the Selling beneficially owned $1,590,000.00 aggregate principal amount of Notes, less than 1% of the Notes outstanding as of such date. As of date, the Selling Security holder did not beneficially own any shares of Stock of the Company, other than the shares of Common Stock into which Notes beneficially owned by the Selling Securityholder are convertible.

Certain Securityholders named in prior supplements subsequently disposed of Notes in private transactions. The information set forth above amends the information set forth in such prior supplements.

SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OF ANY STATE
      SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


          The date of this Prospectus Supplement is February 9,1998.